UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2009

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Third Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Settlement of Aptuit Litigation

On April 30, 2009, CombinatoRx, Incorporated ("CombinatoRx") filed a lawsuit against Aptuit, Inc. ("Aptuit"), in the Supreme Court for the State of New York, New York County, Commercial Division, bearing Index No. 601327/09 (the "Action"). In the Action, CombinatoRx asserted claims against Aptuit for fraudulent inducement, breach of contract, breach of the implied covenant of good faith and fair dealing, and unjust enrichment arising out of Aptuit's manufacture and distribution of CombinatoRx's product candidate Synavive (CRx-102) for a worldwide Phase 2b clinical trial targeting hundreds of subjects with rheumatoid arthritis, the MARS-1 study. On December 29, 2009, CombinatoRx entered into a settlement agreement with Aptuit to settle this lawsuit. Pursuant to the terms of the settlement agreement, Aptuit agreed to pay $3.7 million to CombinatoRx, and the parties agreed to a mutual release of claims and causes of action that were asserted, or that could have been asserted in the Action.

Cancellation of Certain Escrow Shares

As previously disclosed by CombinatoRx, on December 21, 2009, CombinatoRx, completed its merger (the "Merger") with Neuromed Pharmaceuticals Inc. ("Neuromed").  Upon the consummation of the Merger, CombinatoRx issued 67,826,875 shares of its common stock in escrow (the "Escrow Shares").  The Escrow Shares are to be released to former Neuromed stockholders, or returned to CombinatoRx for cancellation, based on the timing of the U.S. Food and Drug Administration's (the "FDA") approval of, or failure to approve, the new drug application for the product candidate Exalgo™.  Because the FDA did not approve Exalgo prior to January 1, 2010, 29,943,752 Escrow Shares will be returned to CombinatoRx for cancellation.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
	By:	/s/ Jason F. Cole
Name: Jason F. Cole
Title: Senior Vice President and
General Counsel
Dated: January 4, 2010